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                                                                   EXHIBIT 23(B)

              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

AS PREVIOUSLY DISCLOSED IN THE COMPANY'S FORM 8-K FILED ON MAY 9, 2002, THE COMPANY DISMISSED ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS AND ANNOUNCED THAT THE COMPANY HAD APPOINTED ERNST & YOUNG LLP TO REPLACE ARTHUR ANDERSEN LLP AS ITS INDEPENDENT PUBLIC ACCOUNTANTS.

ON JULY 3, 2002, ARTHUR ANDERSEN LLP PUBLICLY ANNOUNCED THAT IT HAS COMMENCED THE CLOSURE OF ITS COLUMBUS, OHIO OFFICE. SOLELY DUE TO THE CLOSURE OF ARTHUR ANDERSEN LLP'S COLUMBUS OFFICE, AFTER REASONABLE EFFORTS, THE COMPANY HAS BEEN UNABLE TO OBTAIN ARTHUR ANDERSEN LLP'S WRITTEN CONSENT TO INCORPORATE BY REFERENCE ITS REPORT DATED JULY 27, 2001 OR TO NAME ARTHUR ANDERSEN LLP AS AN EXPERT.

THE ABSENCE OF THIS CONSENT MAY LIMIT RECOVERY AGAINST ARTHUR ANDERSEN LLP UNDER
SECTION 11 OF THE SECURITIES ACT. IN ADDITION, AS A PRACTICAL MATTER, THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS (INCLUDING CLAIMS ARISING FROM ARTHUR ANDERSEN LLP'S PROVISION OF AUDITING AND OTHER SERVICES TO THE COMPANY AND ARTHUR ANDERSEN LLP'S OTHER CLIENTS) MAY BE LIMITED DUE TO RECENT EVENTS REGARDING ARTHUR ANDERSEN LLP, INCLUDING WITHOUT LIMITATION ITS CONVICTION ON FEDERAL OBSTRUCTION OF JUSTICE CHARGES ARISING FROM THE FEDERAL GOVERNMENT'S INVESTIGATION OF ENRON CORP.